SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

    Filed by the Registrant (X)
    Filed by a Party other than the Registrant

    Check the appropriate box:
    (X) Preliminary Proxy Statement               Confidential, for Use of the
                                                  Commission
                                                  (as permitted by Rule 14a-
                                                  6(e)(2))
       Definitive Proxy Statement
       Definitive Additional Materials
       Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             The Dreyfus Socially Responsible Growth Fund, Inc.
                 (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
   (X) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A.
       $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

                             Common stock, par value $.001

    (2)  Aggregate number of securities to which transaction applies:


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


    (4)  Proposed maximum aggregate value of transaction:


    (5)  Total fee paid:


       Fee paid previously with preliminary materials.

       Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:


    (2)  Form, Schedule or Registration Statement No.:


    (3)  Filing Party:


    (4)  Date Filed:

                                                       Preliminary Copy


                                       PROXY

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.

                  SPECIAL MEETING OF STOCKHOLDERS- APRIL 18, 1996

       The undersigned hereby appoints Mark N. Jacobs and Jeff S.
Prusnofsky and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of The Dreyfus Socially Responsible Growth Fund, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of The Dreyfus Socially Responsible Growth Fund, Inc. to be held at the offices of The Dreyfus Corporation, 200 Park Avenue, 7th Floor West, New York, New York 10166 on April 18, 1996 at 9:30 A.M., New York time, and at any and all adjournments thereof.

	THIS PROXY IS SOLICITED BY THE FUND'S BOARD OF DIRECTORS AND WILL BE VOTED FOR ALL PROPOSALS UNLESS OTHERWISE INDICATED.

	SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s) should be exactly as name appearing on this proxy. If shares are held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.


Please mark the appropriate box below in blue or black ink.


       1.      Approval of an amended and restated Sub-Investment
               Advisory Agreement between The Dreyfus Corporation and NCM Capital Management Group, Inc.

                       FOR                    AGAINST                 ABSTAIN

       2. Approval of an amendment to the Fund's existing fundamental policy regarding its "Special Considerations" to provide that the Board of Directors in the future may adopt new criteria or restrictions governing the Fund's investments without stockholder approval.

                       FOR                    AGAINST                 ABSTAIN

       3.      In their discretion, the proxies are authorized to vote upon
       		   such other business which may properly come before the meeting or any adjournments thereof.

                                                 __________________________
                                                 Stockholder sign here

                                                           Preliminary Copy



                THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
                                  200 PARK AVENUE
                             NEW YORK, NEW YORK  10166



                     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



To the Stockholders of The Dreyfus Socially Responsible Growth Fund,
Inc.:

       Notice is hereby given that a Special Meeting of Stockholders of The Dreyfus Socially Responsible Growth Fund, Inc. (the "Fund"), will be held at the offices of The Dreyfus Corporation at 200 Park Avenue, 7th Floor West, New York, New York 10166, at 9:30 A.M. on April 18, 1996, for the following purposes:

       1.      To approve an amended and restated Sub-Investment
               Advisory Agreement between The Dreyfus Corporation and NCM Capital Management Group, Inc. to take effect on April 22, 1996.

       2. To approve an amendment to the Fund's existing fundamental policy regarding its "Special Considerations" to provide that the Board of Directors in the future may adopt new criteria or restrictions governing the Fund's investments without stockholder approval.

       3. To consider and vote upon such other matters as may properly come before said meeting or any adjournments thereof.

       Stockholders of record at the close of business on February 28, 1996 are entitled to notice of and to vote at this Special Meeting or any adjournment thereof.


                                                      _____________________
Dated:  __________ ___, 1996                                 Secretary



       Whether or not you expect to attend the meeting, please review the proxy statement carefully, sign and promptly return the enclosed proxy in the self-addressed envelope provided.  Each vote counts, so please return your proxy card in order to avoid the additional expense to the Fund of further solicitation.
                                                            Preliminary Copy
                THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
                                  200 PARK AVENUE
                             NEW YORK, NEW YORK  10166



                                  PROXY STATEMENT

       This proxy statement is furnished in connection with a solicitation of proxies by the Board of Directors of The Dreyfus Socially Responsible Growth Fund, Inc. (the "Fund") to be used at the Special Meeting of Stockholders of the Fund to be held at 9:30 A.M. on April 18, 1996 at the principal executive offices of The Dreyfus Corporation at 200 Park Avenue, 7th Floor West, New York, New York 10166 (the "Meeting") for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. Stockholders of record at the close of business on February 28, 1996 are entitled to be present and to vote at the Meeting. Each share of common stock is entitled to one vote. It is expected that the Notice of Special Meeting, Proxy Statement and form of Proxy will first be mailed to stockholders on or about March 8, 1996.

        Shares represented by executed and unrevoked proxies will be voted in accordance with the specifications made thereon. Unless instructions to the contrary are marked on the proxy card, the proxy will be voted in favor of the proposal. If the enclosed form of Proxy is executed and returned, it nevertheless may be revoked by another proxy or by letter or telegram directed to the Fund, which must indicate the stockholder's name and account number. To be effective, such revocation must be received prior to the Fund's meeting. In addition, any stockholder who attends a meeting in person may vote by ballot at the Fund meeting, thereby canceling any proxy previously given. The presence, in person or by proxy, of holders of record of one third of the shares of the Common Stock of the Fund issued and outstanding and entitled to vote thereat shall be sufficient to constitute a quorum for the transaction of business. If sufficient votes to approve the proposed items are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies.
Any such adjournment will require the affirmative vote of a majority of those shares present at the Meeting or represented by proxy. When voting on a proposed adjournment, the persons named as proxies will vote for the proposed adjournment all shares that they are entitled to vote with respect to the proposed item, unless directed to disapprove the proposed item, in which case such shares will be voted against the proposed adjournment. There were 3,115,509.884 shares of the Fund's common stock outstanding as of February 20, 1996. As of February 20, 1996, Nationwide Life Insurance Company, FBO Variable Account owned beneficially and of record 78.9095% of the Fund's outstanding shares and Transamerica Occidental Life Insurance Co. owned beneficially and of record 10.9536%. To the Fund's knowledge, no other person or group owned beneficially 5% or more of the Fund's outstanding shares as of such date.

       If a Proxy, which is properly executed and returned accompanied by instructions to withhold authority to vote, represents a broker "non-vote" (that is, a Proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares on the proposed matter with respect to which the broker or nominee does not have discretionary power), the shares represented thereby will be considered not to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business and be deemed not cast with respect to the proposal. Also, a properly executed and returned Proxy marked with an abstention will be considered present at the Meeting for purposes of determining the existence of a quorum for the transaction of business. However, abstentions and broker "non-votes" do not constitute a vote
"for" or "against" the matter, but have the effect of a negative vote on the matter which requires approval by the requisite percentage of the outstanding shares.

       The Meeting is called to approve or disapprove an amended and restated sub-investment advisory agreement between The Dreyfus Corporation (the "Adviser" or "Dreyfus") and NCM Capital Management Group, Inc. (the "Sub-Adviser" or "NCM") (Proposal No. 1) and to approve or disapprove an amendment to the Fund's existing fundamental policy regarding its Special Considerations (Proposal No.
2).

       Under the current sub-investment advisory agreement, the Adviser pays the Sub-Adviser, out of the management fee it receives from the Fund, and only to the extent thereof, a fee at an annual rate of .10 of 1% of the first $500 million of average daily net assets of the Fund and .20 of 1% of such assets over $500 million. Proposal No. 1 submits for stockholder approval an amended and restated sub-investment advisory agreement which is substantially the same as the existing agreement except for a revised fee arrangement under which the Adviser would pay the Sub-Adviser at an annual rate of .10 of 1% of the first $32 million of the average daily net assets of the Fund, .15 of 1% of such assets in excess of $32 million up to $150 million, .20 of 1% of such assets in excess of $150 million up to $300 million and .25 of 1% of such assets over $300 million. The amended and restated sub-investment advisory agreement would also contain a provision which would prohibit the Sub-Adviser from acting as an investment adviser or sub-adviser for other investment companies with socially responsible investment policies, except those investment companies under the Sub-Adviser's management as of December 31, 1995, without the prior consent of the Fund and the Adviser.

       The factors which you should consider in determining whether to approve the amended and restated sub-investment advisory agreement include:

-      The Fund's Board of Directors has unanimously approved it;
- No change in the Fund's investment objectives or investment policies will take place;
- The management fee paid by the Fund will remain .75 of 1% of the Fund's average daily net assets. Without changing the cost to the stockholders, the allocation between the Adviser and the Sub-Adviser would change to provide a higher fee to the Sub-Adviser as the net assets of the Fund increase.

       Proposal No. 2 submits for stockholder approval an amendment to the Fund's existing fundamental policy regarding its "Special Considerations" to provide that the Board of Directors may in the future adopt, without stockholder approval, criteria or restrictions governing the Fund's investments that are additional to the Fund's Special Considerations. Any additional criteria or restrictions that supplement the Special Considerations now require stockholder approval. The
Fund's existing Special Considerations consist of four criteria, which are listed below, to assess whether a company in which the Fund may invest contributes to the enhancement of the quality of life in America. In making an investment decision, the Fund considers a company's record in the areas of (1) protection and improvement of the environment and the proper use of natural resources, (2) occupational health and safety,
(3) consumer protection and product safety, and (4) equal employment opportunity. If approved, the amended fundamental policy would permit the Board of Directors to adopt additional criteria or restrictions, but not modify the four criteria currently in effect, governing the Fund's investments if the Board of Directors determines that the new criteria or restrictions are consistent with the Fund's objective of investing in a socially responsible manner. The proposed amendment, if adopted, would permit the Board of Directors to consider additional criteria or restrictions that have been raised from time to time by stockholders, prospective investors, board members and others, such as prohibition on investments in companies that manufacture or distribute specified products. Any such new criteria or restrictions, none of which are currently in effect, would not be fundamental policies of the Fund and could be subsequently terminated or changed by the Board of Directors at any time without stockholder approval.

       The Board of Directors has unanimously approved Proposal No.
2 and believes it is in the best interests of the Fund and its stockholders. The amended fundamental policy would afford the Fund's management additional flexibility in meeting the Fund's goal of socially responsible investing.

       Proposals Nos. 1 and 2 require the affirmative vote of a "majority of the outstanding voting securities" of the Fund. A vote of the "majority of the outstanding voting securities" shall mean the lesser of (i) 67% or more of the voting securities of the Fund entitled to vote thereon present in person or by proxy at the meeting, if holders of more than 50% of the outstanding voting securities entitled to vote thereon are present in person or represented by proxy, or (ii) more than 50% of the outstanding voting securities of the Fund entitled to vote thereon.

       The expense of solicitation will be borne by the Fund and will include reimbursement of brokerage firms and others for expenses in forwarding proxy solicitation material to beneficial owners. The solicitation of proxies will be largely by mail. In addition, solicitation may include telephone, telegraphic or oral communication by regular employees of Dreyfus or its affiliates, or other representatives of the Fund.

       Fund stockholders may request copies of the Fund's Annual Report, without charge, by writing to the Fund at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144 or by calling 1-800-645-6561. The principal executive offices of the Fund are located at 200 Park Avenue, New York, New York 10166.


                              MANAGEMENT OF THE FUND

       Dreyfus, located at 200 Park Avenue, New York, New York 10166, supervises and assists in the overall management of the Fund's affairs, subject to the overall authority of the Fund's Board, under the terms of a management agreement, dated August 2, 1994 (the "Management
Agreement"). The Management Agreement was last approved by the Fund's stockholders on August 2, 1994 and by the Fund's Board of Directors on July 18, 1995.

       Dreyfus was formed in 1947 and is a wholly-owned subsidiary of Mellon Bank, N.A. ("Mellon Bank"), which is a wholly-owned subsidiary of Mellon Bank Corporation ("Mellon"). Mellon is a publicly owned multibank holding company incorporated under Pennsylvania law in 1971 and is registered under the Federal Bank Holding Act of 1956, as amended. Mellon provides a comprehensive range of financial products and services in domestic and selected international markets. Mellon is among the twenty-five largest bank holding companies in the United
States based on total assets. Mellon's principal wholly-owned subsidiaries are Mellon Bank, Mellon Bank (DE) National Association, Mellon Bank (MD), The Boston Company, Inc., AFCO Credit
Corporation and a number of companies known as Mellon Financial
Services Corporations. Through its subsidiaries, Mellon managed more than $203 billion in assets as of September 30, 1995, including $80 billion in mutual fund assets. As of September 30, 1995, Mellon, through various subsidiaries, provided non-investment services, such as custodial or administration services, for approximately $717 billion in assets, including approximately $55 billion in mutual fund assets.

       Dreyfus' Chairman of the Board and Chief Executive Officer is Howard Stein. Other directors of Dreyfus are Mandell L. Berman, real estate consultant and private investor, Southfield Michigan; Frank V. Cahouet, Chairman of the Board, President and Chief Executive Officer of Mellon, Pittsburgh, Pennsylvania; Lawrence S. Kash, Vice-Chairman-Distribution of Dreyfus; Christopher M. Condron, President and Chief Operating Officer of Dreyfus; Stephen E. Canter, Vice Chairman and Chief Investment Officer of Dreyfus; Alvin E. Friedman, Senior Adviser to Dillon, Read & Co., Inc., investment bankers, New York, New York; Lawrence M. Greene, former Legal Consultant to Dreyfus; Julian M. Smerling, former Vice Chairman of the Board of Directors of Dreyfus;
W. Keith Smith, Vice Chairman of the Board of Directors of Dreyfus and Philip L. Toia, Vice Chairman-Administration and Operations of Dreyfus.

       None of the Directors of the Fund own any of the outstanding shares of Mellon.

       Dreyfus has engaged a sub-investment adviser, NCM, to provide day-to-day portfolio management for the Fund subject to Dreyfus' supervision. NCM, located at 103 West Main Street, 4th Floor, Durham, North Carolina 27705-3638, was founded in 1986, is one of the nation's largest minority-owned investment management firms and, as of December 31, 1995, had $3.4 billion in assets under management.

       NCM's Chairman of the Board, President and Chief Executive Officer is Maceo K. Sloan. Other directors of NCM are Justin F. Beckett, Executive Vice President; Peter J. Anderson, Chairman and Chief Investment Officer of IDS Advisory Group, Inc.; and Morris Goodwin, Jr., Vice President, Corporate Treasurer, American Express Financial Advisers Inc. The address of each person named is 103 West Main Street, 4th Floor, Durham, North Carolina 27705-3638.

       NCM is a wholly-owned subsidiary of Sloan Financial Group, Inc. located at 103 West Main Street, 4th Floor, Durham, North Carolina 27705-3638. Sloan Financial Group, Inc. is a corporation of which Maceo
K. Sloan, CFA, Chairman, President and Chief Executive Officer of
NCM, owns 43%; Justin F. Beckett, Executive Vice President and director of NCM, owns 17%; and IDS Financial Services Inc., a wholly-owned subsidiary of American Express Company, owns 40% as of February 20, 1996.



                                  PROPOSAL NO. 1
                       APPROVAL OF THE AMENDED AND RESTATED
SUB-INVESTMENT ADVISORY AGREEMENT
                             BETWEEN DREYFUS AND NCM



       Currently, Dreyfus provides investment management of the Fund's portfolio, subject to the supervision and approval of the Fund's Board of Directors, and the Fund pays Dreyfus a fee payable monthly at the annual rate of .75 of 1% of the value of the Fund's average daily net assets, pursuant to the Management Agreement with Dreyfus. As contemplated under the Management Agreement, Dreyfus retained NCM as sub-investment adviser to provide day-to-day management of the Fund's investments.

       NCM serves as the Fund's sub-adviser under a Sub-Investment Advisory Agreement with Dreyfus dated August 2, 1994 (the "Existing Agreement"). The Existing Agreement was approved by the Fund's stockholders on August 2, 1994 and was last approved by the Fund's Board of Directors on July 18, 1995.

       Under the Existing Agreement, NCM provides investment advisory assistance and the day-to-day management of the Fund's portfolio, as well as investment research and statistical information for the Fund's benefit, subject to the supervision and approval of Dreyfus and the Fund's Board.

       On January 18, 1996, the Board of Directors approved an amended and restated Sub-Investment Advisory Agreement between the Adviser and the Sub-Adviser to take effect April 22, 1996, subject to stockholder approval (the "Proposed Agreement"). The Proposed Agreement is substantially the same as the Existing Agreement except for the terms of the fee arrangement and a restriction on NCM's ability to act as the investment adviser or sub-adviser for other funds with socially responsible investment policies. A copy of the Proposed Agreement, marked to show changes from the Existing Agreement, is attached to this Proxy Statement as Exhibit A. There will be no change in the Fund's Management Agreement with Dreyfus in connection with the Proposed Agreement. The total fee paid by the Fund, if the Proposed Agreement is adopted, will remain the same.

       In reaching its decision to approve the Proposed Agreement, the Fund's Board considered, among other things, the nature and quality of the services currently being provided by NCM, the new fee structure and the fact that the overall fee payable by the Fund would not change and concluded that the fee under the Proposed Agreement is fair and reasonable to the Fund's stockholders.


Services Provided Under the Existing and Proposed Agreements

       The services to be provided by the Sub-Adviser under the Proposed Agreement remain the same as those provided under the Existing Agreement (the Existing and Proposed Agreements collectively being referred to herein as the "Sub-Advisory Agreements"). Under the Sub-Advisory Agreements, the Sub-Adviser provides the Fund with investment advice, research and supervisory services, and a continuous investment program for the Fund's portfolio consistent with its investment objectives, policies and restrictions.

       The Sub-Advisory Agreements permit the Sub-Adviser to act as an investment adviser for one or more investment companies and fiduciary or other managed accounts. The Sub-Adviser is bound by its fiduciary obligations to deal fairly at all times with the Adviser and the Fund. Accordingly, the Sub-Adviser is required to allocate its services and investment opportunities among entities and accounts advised or managed by it in a manner that is fair and equitable to each company or account. The Proposed Agreement would contain a provision which would restrict NCM from acting as an investment adviser or sub-adviser for other funds, or series thereof, with socially responsible investment policies, except those funds, or series thereof, currently under NCM's management, without the prior written consent of the Fund and the Adviser.


The Fee Under the Existing Agreement

       For the services provided by the Sub-Adviser, the Adviser pays the Sub-Adviser out of the fee of .75 of 1% the Adviser receives under the Management Agreement, and only to the extent thereof, a fee calculated daily and paid monthly based on the Fund's average daily net assets as follows:

                                                  Annual Fee as a Percentage
       Total Assets                               of Average Daily Net Assets
       0 to $500 million                                  .10 of 1%
       In excess of $500 million                          .20 of 1%



The Fee Under the Proposed Agreement

       Pursuant to the Proposed Agreement, the Adviser will pay the Sub-Adviser out of the fee of .75 of 1% the Adviser receives under the Management Agreement, and only to the extent thereof, a fee calculated daily and paid monthly based on the Fund's average daily net assets as follows:

                                                  Annual Fee as a Percentage
       Total Assets                               of Average Daily Net Assets
       0 to $32 million                                    .10 of 1%
       In excess of $32 to $150 million                    .15 of 1%
       In excess of $150 to $300 million                   .20 of 1%
       In excess of $300 million                           .25 of 1%

       Although the total fee of .75 of 1% paid by the Fund will not change, the fee payable by the Adviser to NCM under the Proposed Agreement will be higher than the current fee paid by the Adviser to NCM. Since the commencement of the Existing Agreement on August
2, 1994, through May 31, 1995, the fee paid by the Adviser to the Sub-Adviser was .10 of 1% of the average daily net asset value of the Fund and if the Proposed Agreement were in effect for the same period the fee paid by the Adviser to the Sub-Adviser also would have been .10 of 1% of the average daily net asset value of the Fund.

       The Board of Directors believes that the Proposed Agreement is fair and reasonable and in the best interests of the Fund and its stockholders. Accordingly, the Board of Directors has unanimously approved the Proposed Agreement and recommends that you vote for the Proposed Agreement. In approving the Proposed Agreement and recommending its approval by stockholders, the Directors of the Fund, including the non-interested Directors, considered the best interests of the Fund, the best interests of the Fund's stockholders and took into account all such factors they deemed relevant. Such factors include the nature and quality of the services provided, that no change in the Fund's investment objectives or investment policies will take place, the services provided will remain the same and the total fee paid by the Fund will remain unchanged.

       The aggregate expenses and fees payable by the Fund will not change. The following table compares actual sub-advisory fees incurred by Dreyfus under the Existing Agreement with the fees that would have been payable under the Proposed Agreement during the last fiscal year of the Fund.

                                              Fees payable
                       Sub-Advisory fees      under Proposed
Year ended             actually incurred      Agreement              $ Change %
Change
December 31,
1995                   $18,460                $18,460                0       0


       As of December 31, 1995, the Sub-Adviser managed over $3.4 billion in assets. In addition to the Fund, the following are the registered investment companies for whom the Sub-Adviser currently provides investment advisory services.

                                   Total Net Assets as
Name                               of January 29, 1996           Fees
Paid

The Dreyfus Third Century
       Fund, Inc.                  $424,202,000             .10 of 1% of the
                                                             first $500 million
                                                             of average daily
                                                             net assets of the
                                                             Fund and .20 of 1%
                                                             of such assets over
                                                             $500 million


Calvert Social Investment Fund     $155,000,000             .25 of 1%


Required Vote

       The adoption of the Sub-Investment Advisory Agreement, as amended and restated, requires the affirmative vote of a majority of the outstanding voting securities of the Fund. The Board of Directors believes that the compensation to be paid pursuant to the Proposed Agreement is fair and reasonable. The Board of Directors recommends that you vote "for" this Proposal No. 1.


                                  PROPOSAL NO. 2
                      APPROVAL OF AN AMENDMENT TO THE FUND'S
                            EXISTING FUNDAMENTAL POLICY

       The primary goal of the Fund is to provide capital growth through equity investments in companies that, in the opinion of the Fund's management, not only meet traditional investment standards, but also conduct their business in a manner that contributes to the enhancement of the quality of life in America. The Fund's existing Special Considerations with respect to the types of companies sought for investment consist of four criteria to assess whether a company contributes to the enhancement of the quality of life in America. The Fund considers a company's record in the areas of (1) protection and improvement of the environment and the proper use of natural resources, (2) occupational health and safety, (3) consumer protection and product safety, and (4) equal employment opportunity.

       Proposal No. 2 submits for stockholder approval an amendment to the Fund's existing fundamental policy in the form attached hereto as Exhibit B (the "Proposed Amendment") regarding its Special Considerations, to provide that the Board of Directors in the future may adopt, without stockholder approval, criteria or restrictions governing the Fund's investments that are additional to the Fund's Special Considerations. Any additional criteria or restrictions that supplement the Special Considerations now require stockholder approval. If approved, the amendment would permit the Board of Directors to adopt additional criteria or restrictions, but not modify the four existing criteria listed above, governing the Fund's investments if the Board of Directors determines that the new criteria or restrictions are consistent with the Fund's objective of investing in a socially responsible manner. The Proposed Amendment, if adopted, would permit the Board of Directors to consider additional criteria or restrictions that have been raised from time to time by stockholders, prospective investors, board members and others, such as prohibitions on investments in companies that manufacture or distribute specified products. Any such new criteria or restrictions, none of which are currently in effect, would not be fundamental policies of the Fund and could be subsequently terminated or changed by the Board of Directors at any time without stockholder approval. If the Proposed Amendment is adopted, the Fund would disclose the change in the Fund's prospectus. Upon the adoption of any new criteria or restrictions or any termination of or change to any such criteria or restrictions that has not previously been disclosed, the Fund will disclose the termination or change in the Fund's prospectus and in the next ensuing report disseminated to stockholders.

       The Board of Directors believes that the Proposed Amendment is in the best interests of the Fund and its stockholders. The Board of Directors has unanimously approved the Proposed Amendment and recommends that you vote for the Proposed Amendment. In approving the Proposed Amendment and recommending its approval by stockholders, the Directors of the Fund, including the non-interested Directors, considered the best interests of the Fund and the Fund's stockholders, and took into account all such factors they deemed relevant. Such factors included, for example, the fact that, from time to time the Board of Directors may determine that one or more additional investment criteria or restrictions are appropriate to impose on the Fund, in order for the Fund to best meet its objective of providing capital growth by investing in a socially responsible manner. The Board and the Fund's Adviser believe that it would be in the best interests of the Fund, and the Fund's stockholders, if the Board has the authority to adopt additional criteria or restrictions without incurring the time and expense of seeking stockholder approval for new criteria or restrictions, or for the modification or elimination of any such criteria or restrictions. The Fund's existing four Special Considerations would not be changed in any way by the Proposed Amendment and any change to them in the future could only be made with stockholder approval. All potential investments by the Fund would continue to be assessed using the Fund's existing four Special Considerations.


Required Vote

       The approval of the Proposed Amendment to the Fund's existing fundamental policy, requires the affirmative vote of a majority of the outstanding voting securities of the Fund. The Board of Directors believes that the Proposed Amendment is fair and reasonable. The Board of Directors recommends that you vote "for" this Proposal No. 2.


                                   OTHER MATTERS

       No business other than as set forth herein is expected to come before the Meeting, but should any other matter requiring a vote of stockholders arise, including any question as to an adjournment of the Meeting, the persons named in the enclosed Proxy will vote thereon according to their best judgment in the interests of the Fund.


                        NOTICE TO BANKS, BROKER/DEALERS AND
                        VOTING TRUSTEES AND THEIR NOMINEES

       Please advise the Fund at 200 Park Avenue, New York, New York 10166, whether other persons are the beneficial owners of the shares for which proxies are being solicited and, if so, the number of copies of the proxy statement and other soliciting material you wish to receive in order to supply copies to the beneficial owners of shares.

                               STOCKHOLDER PROPOSALS

       A stockholder proposal intended to be presented at any meeting of stockholders the Fund hereinafter calls must be received by the Fund a reasonable time before the Board of Directors' solicitation relating thereto is made in order to be included in the proxy statement and form of proxy relating to that meeting and presented at the meeting. The mere submission of a proposal by a stockholder does not guarantee that such proposal will be included in the proxy statement because certain rules under the Federal securities laws must be complied with before inclusion of the proposal is required.


                                                      ___________________
                                                      Secretary

Dated:  ____________ ___, 1996


       It is important that proxies be returned promptly. Therefore, stockholders who do not expect to attend the meeting in person are urged to complete, sign, date and return the proxy card in the enclosed stamped envelope.
                                     EXHIBIT A



                   AMENDED AND RESTATED SUB-INVESTMENT ADVISORY
AGREEMENT

                              THE DREYFUS CORPORATION
                                  200 Park Avenue
                             New York, New York  10166

                                                  ____________________, 1996


NCM Capital Management Group, Inc.
103 West Main Street, 4th Floor
Durham, North Carolina  27701-3638


Dear Sirs:

       As you are aware, The Dreyfus Socially Responsible Growth Fund, Inc., a Maryland corporation (the "Fund"), desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Articles of Incorporation and in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board of Directors. The Fund intends to employ The Dreyfus Corporation (the "Adviser") to act as its investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Adviser desires to employ you to act as the Fund's sub-investment adviser.

       In this connection, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may include persons employed by you who also act as officers of the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on either the Fund's or Adviser's behalf in any such respect.

       Subject to the supervision and approval of the Adviser, you will provide investment management of the Fund's portfolio in accordance with the Fund's investment objectives and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will supervise the Fund's investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. You will furnish to the Adviser or the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Adviser or the Fund may reasonably request. The Fund and the Adviser wish to be informed of important developments materially affecting the Fund's portfolio and shall expect you, on your own initiative, to furnish to the Fund or the Adviser from time to time such information as you may believe appropriate for this purpose.

       You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Fund or the Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

       In consideration of services rendered pursuant to this Agreement, the Adviser will pay you, on the first business day of each month, out of the management fee it receives and only to the extent thereof, a fee calculated daily and paid monthly based on the Fund's average daily net assets for the preceding month as follows:

                                                      Annual Fee as a
Percentage of
Total Assets                                          Average Daily Net Assets


0 to [^] $32 million                                         .10 of 1%
In excess of $32 million to $150 million                     .15 of 1%
In excess of $150 million to $300 million                    .20 of 1%
In excess of [^] $300 million                                [^].25 of 1%

       Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date following the commencement of sales of the Fund's shares (after any sales are made to the Adviser) to the end of the month during which such sales shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.

       For the purpose of determining fees payable to you, the value of the Fund's net assets shall be computed in the manner specified in the Fund's Articles of Incorporation for the computation of the value of the Fund's net assets.

       You will bear all expenses in connection with the performance of your services under this Agreement. The Adviser and the Fund have agreed that all other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by the Adviser or you. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions on securities sold short, brokerage fees and commissions, if any, fees of Directors who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of stockholders' reports and meetings, costs of preparing, printing and distributing certain prospectuses and statements of additional information, and any extraordinary expenses.

       If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to the Fund's Management Agreement, but excluding interest, taxes, brokerage and, with the prior written consent of the necessary state securities commissions, extraordinary expenses) exceed
1-1/2% of the average value of the Fund's net assets for the fiscal year, the Adviser may deduct from the fees to be paid hereunder, or you will bear such excess expense on a pro-rata basis with the Adviser, in the proportion that the sub-advisory fee payable to you pursuant to this Agreement bears to the fee payable to the Adviser pursuant to the Management Agreement, to the extent required by state law. Your obligation pursuant hereto will be limited to the amount of your fees hereunder. Such deduction or payment, if any, will be estimated daily, and reconciled and effected or paid, as the case may be, on a monthly basis.

       The Adviser understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting, provided that when purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund. Notwithstanding the above, you agree that you will not act as an investment adviser or sub-adviser for any other registered investment company having socially responsible investment policies, except those investment companies under your management as of December 31, 1995, without the prior written consent of the Fund and the Adviser.

       In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing herein contained shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

       You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

       This Agreement shall continue until [^][                 ], and
thereafter shall continue automatically for successive annual periods
ending on [^][              ] of each year, provided such continuance is
specifically approved at least annually by (i) the Fund's Board of Directors or (ii) a vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Directors who are not "interested persons"
(as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Fund's Board of Directors or by vote of the holders of a majority of the Fund's shares upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Fund and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act). In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

       If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                      Very truly yours,


                                      THE DREYFUS CORPORATION



By:_____________________________________________


Accepted:

NCM CAPITAL MANAGEMENT GROUP, INC.


By:_______________________________________



                                     EXHIBIT B


The existing fundamental policy set forth as Investment Restriction No. 1 in the Fund's Statement of Additional Information reads as follows:

       The Fund's special considerations described under "Special
Considerations" in the Fund's Prospectus will not be changed or supplemented.



The proposed fundamental policy would read as follows:

       The Fund's special considerations described under "Special Considerations" in the Fund's Prospectus will not be changed without stockholder approval. The Board of Directors may from time to time without stockholder approval adopt additional criteria or restrictions governing the Fund's investments if the Board of Directors determines that the new criteria or restrictions are consistent with the Fund's objective of investing in a socially responsible manner. Any such new criteria or restrictions would not be fundamental policies of the Fund and could be subsequently terminated or changed by the Board of Directors at any time without stockholder approval.